Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 2003 relating to the financial statements of Friedman, Billings, Ramsey Group, Inc., which is the predecessor of the registrant of the same name to which the registrant is the successor by merger, which appear in Friedman, Billings, Ramsey Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
September 25, 2003